Exhibit 23.3
Consent of Cawley, Gillespie & Associates, Inc.
     As independent petroleum engineers, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Parallel Petroleum Corporation of information from our reserves reports dated January 22, 2008 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cawley, Gillespie & Associates, Inc.

Fort Worth, Texas
March 28, 2008